Exhibit 99.1

Corporate Headquarters: 16005 Los Gatos Blvd, Los Gatos, CA 95032

Investor Relations Contact:	Company Contact:
Jody Burfening/Amy Gibbons	Barry Cinnamon, CEO
Lippert / Heilshorn & Associates	Akeena Solar, Inc.
(212) 838-3777	(408) 402-9400
agibbons@lhai.com	bcinnamon@akeena.com

Akeena Solar Announces Second Quarter 2010 Results

- Second Quarter Revenue Reaches $9.9 Million, Highest Level in Six Quarters –

- Company to Operate Under Name Westinghouse Solar and Trade Under Ticker WEST -

LOS GATOS, CA, July 22, 2010 – Akeena Solar, Inc. (NASDAQ: AKNS), a leading installer of solar power systems and manufacturer of AC solar panels, today reported revenue for the second quarter ended June 30, 2010 of $9.9 million, its highest level in six quarters, and $3.5 million, or 54%, higher than the first quarter of 2010.

For the second quarter, residential installation revenue reached $7.5 million, compared with $4.7 million for the second quarter last year, and $5.7 million for the first quarter of 2010. Distribution revenue for the second quarter of 2010 was $2.2 million, compared with $202,000 for the second quarter last year, and $729,000 for the first quarter of 2010.

“Our revenue performance during the quarter reflects the growing consumer interest in our revolutionary AC solar panels, our progress in developing new distribution channels and our improving operational efficiency,” said Gary Effren, president. “Residential installation revenue grew each month during the second quarter reaching $7.5 million, our highest result since the fourth quarter of 2008 and our best quarter ever for California residential installation revenue. Distribution revenue also had a record quarter and contributed 22% of total revenue. Additionally, since entering the distribution business one year ago, we have increased our dealer network of solar installers, HVAC contractors, electricians and roofers to 100 dealers located in 30 states and Canada.

“This revenue momentum, along with ongoing cost control, support our plan to reach cash flow breakeven on approximately $18 million in revenue in the fourth quarter of this year,” concluded Effren.

Company to Operate Under Name Westinghouse Solar and Trade Under Ticker WEST
Management also announced that the company will operate under the name Westinghouse Solar and, effective July 23 at the opening of the market, the company’s stock will begin trading as Akeena Solar, Inc. dba Westinghouse Solar under the stock symbol WEST. Subject to shareholder approval, the company plans to complete the required steps to change the name of the corporation to Westinghouse Solar. Until then, the company will make filings with the Securities and Exchange Commission under the name Akeena Solar, Inc. dba Westinghouse Solar. The company’s installation business in California will continue to operate under the name Akeena Solar.

“Solar is going mainstream, and well-known brand names are key to widespread consumer adoption. In May, we announced a partnership with Westinghouse, which unites their trusted brand name with our safe and reliable solar panels,” said Barry Cinnamon, CEO. “As Westinghouse Solar, we will continue to drive the adoption of solar power through our own installation services, through our retail channel via Lowe’s Home Improvement stores and through our expanding dealer channel network in the United States and Canada.”

Second Quarter Financial Results

Net revenue for the second quarter of 2010 was $9.9 million, an increase of 68.0%, compared to $5.9 million in net revenue for the second quarter of 2009, and an increase of 53.7% from first quarter net revenue of $6.5 million.

Residential installation revenue for the second quarter of 2010 was $7.5 million, compared to $4.7 million for the second quarter last year and $5.7 million for the first quarter of 2010. The year-over-year and sequential increase in residential installations is due to the increase in kilowatts installed, partially offset by lower residential average selling prices. Distribution revenue was $2.2 million for the second quarter of 2010, compared to $202,000 for the second quarter last year and $729,000 for the first quarter of 2010. The increase in distribution revenue is due to the growth of our distribution network. Commercial revenue was $205,000 for the second quarter of 2010, compared to $665,000 for the second quarter last year and $36,000 for the first quarter of 2010 due to the continued tight credit market.

Gross profit for the second quarter of 2010 was $2.1 million, or 21.0% of revenue, compared to $1.2 million, or 19.7% of revenue, for the second quarter of 2009, and $1.5 million, or 23.0% of revenue, for the first quarter of 2010. The year-over-year increase in gross margin primarily reflects lower margins in the prior year related to higher subcontractor labor costs associated with our exit from the Colorado direct installation business. On a sequential basis, second quarter 2010 gross margin decreased as a result of the higher mix of distribution revenue. The average selling price for installations in the quarter was $6.36 per watt compared to $7.51 per watt a year ago and $6.52 per watt in the first quarter. The year-over-year and sequential decreases in average selling price for installations reflect lower system prices associated with the market decline of panel costs.

Total operating expenses for the second quarter of 2010 were $5.4 million, compared to $4.3 million for the same period last year, and $4.8 million for the first quarter of 2010. The year-over-year increase of $1.1 million is due to higher general and administrative costs of $597,000 and higher sales and marketing expense of $521,000. The general and administrative cost increase was driven by higher payroll, research and development costs, and the higher sales and marketing expense reflects volume-related increases in advertising, payroll and commission costs supporting the higher revenue. As compared to the first quarter of 2010, total operating expenses were $632,000 higher due to the favorable bad debt adjustment of $675,000 recorded in the first quarter. Stock-based compensation expense was $414,000 for the second quarter of 2010, compared to $458,000 for the same period last year and $553,000 in the first quarter. Cash operating expenses (adjusted for stock-based compensation expense and depreciation and amortization expense) were $4.9 million for the second quarter of 2010, compared to $3.7 million for the same period last year and $4.1 million for the first quarter of 2010. Cash operating expenses were $4.8 million in the first quarter of 2010 excluding the favorable bad debt adjustment of $675,000.

Net loss for the second quarter of 2010 was $2.5 million, or $0.06 per share, compared to a net loss of $4.7 million, or $0.14 per share, for the second quarter of 2009, and a net loss of $2.4 million or $0.07 per share, for the first quarter of 2010. Net loss for the first and second quarters of 2010 included a favorable non-cash adjustment to the fair value of common stock warrants of $884,000 and $911,000, respectively. Net loss for the second quarter of 2009 included a non-cash charge of $1.5 million to reflect the fair value of common stock warrants. Excluding the adjustments to reflect the fair value of warrants in all periods, net loss for the second quarter of 2010 would have been $3.4 million or $0.09 per share, compared to $3.1 million, or $0.10 per share, for the same period last year and $3.3 million, or $0.09 per share, for the first quarter of 2010.

Installations for the quarter amounted to 1,211 kilowatts, compared to 716 kilowatts in the same quarter last year and 878 kilowatts in the first quarter of 2010. Backlog as of June 30, 2010 was $8.9 million, compared to $7.5 million as of June 30, 2009 and $11.4 million at March 31, 2010. Cash and cash equivalents at June 30, 2010 were $4.9 million. There was no balance drawn on the $1.0 million cash-backed line at the end of the quarter. Common shares outstanding as of June 30, 2010 were 40.7 million compared to 37.2 million at March 31, 2010.

The number of employees at the end of the second quarter of 2010 was 176 full time equivalents, compared to 125 at June 30, 2009 and 164 at March 31, 2010.

Outlook

Management continues to project EBITDAS (excluding non-cash stock-based compensation) breakeven for the fourth quarter of 2010 at a revenue level of approximately $18 million with approximately 25% of the revenue from distribution.

Conference Call Information

Akeena Solar will host an earnings conference call at 11:00 a.m. PT (2:00 p.m. ET) today to discuss its second quarter 2010 earnings results. To access the live call, please dial 877-225-1676 and for international callers dial 706-643-9669 approximately 10 minutes prior to the start of the conference call. The pass code is 83712596. The call is also being webcast and can be accessed from the “Investor Relations” section of the company’s website at www.akeena.com or www.westinghousesolar.com. A replay of the call will be available via telephone for one week, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. The pass code is the same as above. The webcast will be archived on the company’s website for 90 days at www.akeena.com or www.westinghousesolar.com.

About Akeena Solar, Inc. (NASDAQ: AKNS) dba Westinghouse Solar (NASDAQ: WEST)

Westinghouse Solar is one of the nation's leading installers and manufacturers of solar power systems. Award winning Westinghouse Solar panels provide the best combination of safety, efficiency and reliability, while backed by the proven quality of the Westinghouse name. For more information on Westinghouse Solar, visit www.westinghousesolar.com.

Safe Harbor

Statements made in this release that are not historical in nature, including those related to revenue and profitability and product offerings in future periods, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “projects,” “plans,” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, profitability, and marketability of such products, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the industry, the impact of competitive products or pricing, technological changes, the ability to identify and successfully acquire, integrate and manage client accounts and locations and deliver our services to customers of businesses and accounts acquired from third parties, and the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Akeena Solar assumes no obligation to update any such forward-looking statements.

- Tables to Follow -

AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net revenue	$9,923,299	$5,905,360	$16,378,804	$13,499,950
Cost of goods sold	7,838,513	4,742,944	12,808,342	10,082,926
Gross profit	2,084,786	1,162,416	3,570,462	3,417,024
Operating expenses
Sales and marketing	2,003,035	1,481,788	3,692,341	3,135,909
General and administrative	3,442,565	2,845,813	6,567,016	6,907,219
Total operating expenses	5,445,600	4,327,601	10,259,357	10,043,128
Loss from operations	(3,360,814)	(3,165,185)	(6,688,895)	(6,626,104)
Other income (expense)
Interest income (expense), net	(3,987)	16,239	5,135	(60,302)
Adjustment to the Fair Value of Common Stock Warrants	911,379	(1,536,755)	1,794,902	(3,078,519)
Total other income (expense)	907,392	(1,520,516)	1,800,037	(3,138,821)
Loss before provision for income taxes	(2,453,422)	(4,685,701)	(4,888,858)	(9,764,925)
Provision for income taxes	—	—	—	—
Net loss	$(2,453,422)	$(4,685,701)	$(4,888,858)	$(9,764,925)

Loss per common and common equivalent share:
Basic and diluted	$(0.06)	$(0.14)	$(0.13)	$(0.31)
Weighted average shares used in computing loss per common share:
Basic and diluted	38,199,845	31,800,509	37,160,726	30,495,063

AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited) June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$4,925,389	$5,804,458
Accounts receivable, net	2,950,746	4,118,358
Other receivables	30,822	274,169
Inventory, net	6,150,290	5,491,074
Prepaid expenses and other current assets, net	1,781,153	1,197,430
Total current assets	15,838,400	16,885,489
Property and equipment, net	1,038,901	1,248,994
Goodwill	298,500	298,500
Other assets, net	409,920	151,338
Total assets	$17,585,721	$18,584,321

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,531,082	$4,277,599
Customer rebate payable	2,374	60,106
Accrued liabilities	1,623,507	1,174,979
Accrued warranty	1,244,010	1,187,999
Common stock warrant liability	529,905	2,536,402
Deferred revenue	892,007	619,242
Current portion of capital lease obligations	10,959	18,086
Current portion of long-term debt	210,813	222,583
Total current liabilities	9,044,657	10,096,996
Capital lease obligations, less current portion	4,208	2,728
Long-term debt, less current portion	234,540	352,847
Other long-term liabilities	6,480	19,440
Total liabilities	9,289,885	10,472,011

Commitments, contingencies and subsequent events

Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 40,657,825 and 36,406,944 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	40,658	36,407
Additional paid-in capital	64,965,686	59,897,553
Accumulated deficit	$(56,710,508)	$(51,821,650)
Total stockholders’ equity	8,295,836	8,112,310
Total liabilities and stockholders’ equity	$17,585,721	$18,584,321